SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2017

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition
On August 1, 2017 ProAssurance announced preliminary financial results for the second quarter of 2017. We expect to report net income of between $0.34 and $0.37 per diluted share and operating earnings of between $0.38 and $0.41 per diluted share when we release final second quarter results on August 7, 2017.
We believe gross premiums written in the quarter will be approximately $206.0 million and net earned premium for the quarter will be approximately $180.5 million. We anticipate favorable loss development will be in the range of $28.5 million to $30.0 million and we project our consolidated combined ratio to be in a range between 95% and 97% for the quarter.
Beyond the lower favorable development, two isolated items are affecting our results in the quarter. First, we are recognizing a $5.2 million pre-tax charge relating to the recognition of the cumulative earnings of unrelated parties resulting from their participation in segregated cells within one of the captive insurance operations managed by our healthcare professional liability line of business within our Specialty P&C segment. This represents the previously unrecognized cumulative earnings attributable to those third party captive participants dating back to 2003, and are unrelated to our Eastern Re subsidiary. The second item is a confidential settlement of a lawsuit over a claims-related matter. Much of the settlement will be recovered from our reinsurance partners, however under terms of the loss-sensitive reinsurance agreements, our recoveries will be largely offset by additional premiums ceded to reinsurers.
Both of these items will affect our consolidated results, and specifically the results of our Specialty P&C segment and thus we expect operating results of approximately $7.8 million in that segment. We believe our Workers’ Compensation segment results will improve quarter-over-quarter to approximately $3.8 million. In our Lloyd’s Syndicate segment, we expect a quarter-over-quarter increase in losses and higher expenses to drive segment results to a loss of approximately $2.3 million. We expect our Corporate Segment results to be approximately $10.2 million, being adversely affected by a quarter-over-quarter change in net realized investment gains (losses) of approximately $13.2 million due to mark-to-market adjustments in our available-for-sale trading securities portfolio.
ProAssurance Chairman and Chief Executive Officer W. Stancil Starnes noted, “While the results we expect to report do not meet our own expectations, the fundamentals of our underlying business remain unchanged. Strong overall premium growth, excellent retention and solid profitability are being masked by singular events in the second quarter, but we remain confident that our long-term strategy will sustain our demonstrated ability to create real value for our shareholders.”
All amounts in this Item 2.02 represent management's current estimates at the time of publication. All results are subject to change pending final review of our quarterly statements.

Item 7.01 REGULATION FD DISCLOSURES
On August 1, 2017 ProAssurance announced preliminary financial results for the second quarter of 2017. The full text of the news release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
99.1 News release issued on August 1, 2017, disclosing ProAssurance’s preliminary results for the second quarter of 2017.
We are furnishing Exhibit 99.1 to this Current Report on Form 8-K solely for the purpose of incorporation by reference into Items 7.01 and 9.01. This exhibit shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 1, 2017

PROASSURANCE CORPORATION

By: /s/ Frank B. O’Neil
Frank B. O’Neil
Senior Vice President

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